Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of July 13, 2012, by and between SHARPS COMPLIANCE, INC. OF TEXAS, a Texas corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 15, 2010, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.	Section 1.1 is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 1.1. LINE OF CREDIT.

(a)           Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 15, 2014, not to exceed at any time the aggregate principal amount of Five Million Dollars ($5,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower's working capital and capital expenditure requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of July 13, 2012 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)           Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty percent (80%) of Borrower's eligible accounts receivable, plus forty percent (40%) of the value of Borrower's eligible inventory (exclusive of work in process and inventory which is obsolete, unsaleable or damaged), with value defined as the lower of cost or market value; provided however, that outstanding borrowing against inventory shall not at any time exceed an aggregate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)            any account which is more than ninety (90) days past due, except with respect to any account for which Borrower has provided extended payment terms not to exceed one hundred eighty (180) days, any such account which is more than thirty (30) days past due;

(ii)           that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)          any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

(iv)          any account which represents an obligation of an account debtor located in a foreign country, except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

(v)           any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)          that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)         any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(viii)        that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

(ix)          any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c)           Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Hundred Thousand Dollars ($500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(d)          Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above."

2.             The following is hereby added to the Credit Agreement as Section 1.5.:

"SECTION 1.5. REVIEW OF PROVISIONS. Bank may, at its sole discretion, review Borrower's financial condition and amend the provisions of this Agreement relating to borrowing base availability and financial performance requirements.

3.             The following is hereby added to the Credit Agreement as Section 3.1. (e):

"(e) COLLATERAL AUDIT. Bank reserves the right to conduct an audit of Borrower's accounts receivables, inventory and equipment, no more than once per year. All books and records relating thereto, the results of which shall be satisfactory to bank discretion, with all costs thereof paid by Borrower."

4.            Section 4.1 is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 4.1.           PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto."

5.             Section 4.3 is hereby deleted in its entirety, and the following substituted therefore:

"SECTION 4.3.            FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)           not later than 90 days after and as of the end of each fiscal year, an unqualified audited financial statement of Sharps Compliance Corp., prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, and statement of cash flows;

(b)           not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Sharps Compliance Corp., prepared by Sharps Compliance Corp., to include balance sheet, income statement, and statement of cash flows;

(c)           (i) not later than 30 days after and as of the end of each month provided the aggregate outstanding balance of the Line of credit is greater than $1,000,000.00 or (ii) not later than 30 days after and as of the end of each fiscal quarter if the aggregate outstanding balance of the Line of credit is $1,000,000.00 or less, to include a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable, and a reconciliation of accounts, immediately upon each request from Bank, a list of the names and addresses of all Borrower's account debtors, at Banks discretion, borrowing base requirements and covenants may be amended based upon company performance;

(d)           contemporaneously with each annual and quarterly financial statement of Sharps Compliance Corp. required hereby, a certificate of the president or chief financial officer of Sharps Compliance Corp. that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(e)           from time to time such other information as Bank may reasonably request."

6.             The following is hereby added to the Credit Agreement as Section 4.9. (c):

"(c)         Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end."

7.             Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

8.             Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SHARPS COMPLIANCE, INC. OF TEXAS		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Diana P. Diaz	By:
	Diana P. Diaz, Chief Financial Officer		Tim Gebauer, Relationship Manager